Exhibit 99.1

Yayi International Reports Second Quarter and First Half of Fiscal 2012 Financial Results

TIANJIN, China--(BUSINESS WIRE)--November 14, 2011--Yayi International Inc. (OTC Bulletin Board: YYIN) ("Yayi International" or "the Company"), the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children, and adults in the People’s Republic of China (“China”), today announced its financial results for the second quarter and first half of fiscal year 2012 ended September 30, 2011.

Second Quarter 2012 Highlights

  Net sales increased 2.7% to $8.6 million from $8.3 million in the first quarter of fiscal 2011
  Gross profit rose 4.1% to $5.4 million from $5.2 million in the previous quarter
  Gross margin increased to 63.4% compared to 62.6% in the previous quarter
  Adjusted net income was $0.2 million compared to an adjusted net income of $0.8 million in the previous quarter

Ms. Li Liu, Chief Executive Officer of Yayi International, commented, "We are pleased to achieve continued revenue growth and adjusted net income of $0.2 million for the second quarter of fiscal 2012. We believe these measures demonstrate that our continued focus on driving profitability by increasing productivity of both our staff and our existing retail locations has been effective. Furthermore, we believe our management team’s consistent focus on improving our operational strategies will also support our long term growth. We recognize that China’s dairy industry continues to remain a volatile market. However, we believe our focus on quality and our ability to adapt to market challenges will enhance our ability to deliver shareholder value in the long run.”

Sequential Comparison of Second Quarter 2012 vs. First Quarter 2012

	Three Months ended	Three Months ended
	September 30,	June 30,
	2011	2011
	(unaudited)	(unaudited)

Net sales	8,569,544	8,343,694

Cost of goods sold	3,134,304	3,124,247

Gross profit	5,435,240	5,219,447

Operating expenses:
Sales and marketing expenses	3,935,749	2,778,562
General and administrative expenses	789,623	816,598

Total operating expenses	4,725,372	3,595,160

Income (loss) from operations	709,868	1,624,287

Other income (expenses):
Interest income	17,547	18,071
Interest expenses	(288,924)	(233,444)
Amortization of deferred financing costs and debt discount	(515,578)	(479,213)
Change in fair value of derivative liabilities	821,710	415,031
Expense on make good provision	31,143	(12,621)
Registration penalties	-	(120,852)
Other (expenses) income	(2,208)	(23,695)

Income before income tax	773,558	1,187,564

Income tax (expenses)	(236,473)	(459,482)

Net income	537,085	728,082

Accretion of preferred stock	(1,786,880)	(1,626,379)

Net loss attributable to common stockholders	(1,249,795)	(898,297)
Other comprehensive income
Foreign currency translation adjustment	389,026	571,206

Comprehensive loss attributable to common stockholders	(860,769)	(327,091)

Loss per share of common stock
- Basic	(0.05)	(0.03)
- Diluted	(0.05)	(0.03)

Weighted average shares of common stock outstanding
- Basic	26,454,558	26,454,558
- Diluted	26,454,558	26,454,558

Second Quarter Fiscal 2012 Financial Performance

For the three months ended September 30, 2011, net sales increased 2.7% sequentially to $8.6 million from $8.3 million in the first quarter of fiscal 2012. The net sales increase primarily reflects lower slotting fees as the Company continued to focus on driving same store sales. Average unit sales price declined slightly to RMB195 per kilogram from RMB197 per kilogram reflecting a greater proportion of youth and adult formula products, which have a lower selling price and gross margin than infant formula products. Net sales also includes industrial milk powder sales of $299,000 compared to $377,000 in the prior quarter as demand for raw milk powder remained high as many smaller dairy manufacturers closed earlier in the year due to failure to pass government quality inspections.

Gross profit for the second quarter of fiscal 2012 increased 4.1% to $5.4 million from $5.2 million in the previous quarter. Gross margin was 63.4% compared 62.6% in the previous quarter.

Income from operations was $0.7 million compared to $1.6 million in the previous quarter. Operating expenses rose to $4.7 million from $3.6 million in the previous quarter primarily as a result of an increase in sales and marketing spending. Sales and marketing expense rose by 41.6% to $3.9 million from $2.8 million in the previous quarter primarily as a result of an increase in promotional expenses to approximately $3.1 million from $1.8 million in the previous quarter. This increase reflects the Company’s shift in focus from TV advertising to promotion events as well as heightened promotional events for the Autumn Festival in September.

General and administrative expense remained at $0.8 million, in line with the previous quarter.

Net income was $0.5 million compared to $0.7 million in the previous quarter.

Net loss available to common stockholders was $1.2 million, or $0.05 per diluted share, compared to $0.9 million for the previous quarter.

Adjusted net income was $0.2 million compared to $0.8 million for the previous quarter. Adjusted net income available to common shareholders excludes non-cash measures including stock-based compensation expense, amortization of deferred debt issuance costs, change in fair value of derivative liabilities, make good provision expense and accretion of preferred stock. Please refer to the reconciliation table at the end of the release for more details.

First Half of Fiscal 2012 Financial Performance

Net sales for the first half of fiscal year 2012 increased 18.4% to $16.9 million from $14.3 million for first half of fiscal year 2011. Gross profit increased 22.0% to $10.7 million from $8.7 million from the prior year period. Income from operations was $2.3 million compared to a loss from operations of $1.3 million in the prior year period. Net income increased to $1.3 million from a net loss of $1.7 million for the prior year period. Net loss attributable to common stockholders increased to $2.1 million, or $0.08 per diluted share, from $1.7 million for the prior year period. Adjusted net income was $1.1 million for the first half of fiscal year of 2012 compared to adjusted net loss of $1.3 million for the prior year period.

As of September 30, 2011, Yayi International held $16.1 million in cash and cash equivalents. Net cash provided by operating activities for the first half of fiscal year of 2012 was $0.3 million.

Business Commentary

Ms. Liu remarked, “We believe our management team’s strength lies in our ability to identify market opportunities and shift our strategy to better capture them. China’s dairy market is rapidly-changing, which forms both a challenging but also exciting competitive environment. To succeed in this environment, we believe it is necessary to vigilantly monitor the landscape to recognize how our own strategies can be improved on to better capture the profitability and growth available.”

Ms. Liu continued, “This quarter, we continued to adapt our strategies to build a more efficient business model. We began testing a new distribution model that shifts from province level distributor relationships to city level distributor relationships. As with our direct sales contracts with infant-maternity retail chains, this strategy will streamline our distribution process. Our centralized sales function will directly collaborate and manage the city level distributors. To launch this new initiative, we hosted a conference attended by 68 distributors from 12 provinces. We will begin testing this new model in a few key provinces first and then implement the new model across the nation gradually. Furthermore, we have seen demand for goat milk powder products outside of the infant formula market. To meet this demand, we have increased our offerings for youth and adults and are pleased to see this segment grow significantly. Overall, the benefits of our new initiatives will take time to evaluate but we are focused on increasing efficiency and are excited about their potential.”

“This quarter, we are also pleased to see that our decision to shift towards driving organic sales has proved effective. In the past few months, we have shifted our focus from breadth of retail presence points to driving same store sales. Through this policy, we have continued to see slotting fees decrease, which in turn translates into a higher selling price. Moving forward, we believe this strategy will continue to drive sales growth while controlling slotting fees costs. In summary, we believe that Yayi has significant potential. Through a dedication to continuous improvement, we aim to better navigate China’s dynamic dairy market to strengthen Yayi’s performance in the long term.”

Reconciliation of Adjusted Net Income

To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes non-cash expenses including stock-based compensation expense, amortization of deferred debt issuance costs, change in fair value of derivative liabilities, make good provision expense and accretion of preferred stock. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below:

	Three Months Ended			Six months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported net income (loss)	$537,085	$728,082	$(712,364)	$1,265,167	$(1,722,396)
Stock based compensation	46,041	32,888	74,061	78,929	218,478
Amortization of deferred financing cost and debt discount	515,578	479,213	69,833	994,791	69,833
Change in fair value of derivative liabilities	(821,710)	(415,031)	136,887	(1,236,741)	136,887
Expense on make good provision	(31,143)	12,621		(18,522)	0
Adjusted net income (loss)	245,851	837,773	(431,583)	1,083,624	(1,297,197)
Diluted weighted average shares of common stock outstanding	26,454,558	26,454,558	26,436,881	26,454,558	26,436,881
Adjusted net income (loss) per diluted shares	$0.01	$0.03	$(0.02)	$0.04	$(0.05)

About Yayi International

Yayi International is the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children and adults in China. Its current formula product lines are targeted at the premium market segment and health-conscious consumers. The Company has a vertically-integrated production process. It sources raw goat milk from its proprietary dairy farms and neighboring goat dairy farmers on a long-term contract basis in milk collection centers, which ensures high quality control of its products. The Company's distribution network comprises of a nationwide footprint across China in 23 provinces and municipalities including domestic and multinational supermarkets, infant-maternity store chains, and drug stores as well as catalogue sales and a dedicated online store at Taobao.com.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	Three months ended		Six months ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$8,569,544	$8,067,376	$16,913,238	$14,287,070

Cost of goods sold	3,134,304	2,874,931	6,258,551	5,555,168

Gross profit	5,435,240	5,192,445	10,654,687	8,731,902

Operating expenses:
Sales and marketing expenses	3,935,749	4,186,627	6,714,311	7,745,793
General and administrative expenses	789,623	1,206,659	1,606,221	2,238,185

Total operating expenses	4,725,372	5,393,286	8,320,532	9,983,978

Income (loss) from operations	709,868	(200,841)	2,334,155	(1,252,076)

Other income (expenses):
Interest income	17,547	2,588	35,618	5,511
Interest expenses	(288,924)	(216,674)	(522,368)	(363,670)
Amortization of deferred debt issuance cost	-	(69,833)	-	(69,833)
Amortization of deferred financing costs and debt discount	(515,578)	-	(994,791)	-
Change in fair value of derivative liabilities	821,710	(136,887)	1,236,741	(136,887)
Expense on make good provision	31,143	-	18,522	-
Registration penalties	-	-	(120,852)	-
Other (expenses) income	(2,208)	1,388	(25,903)	(24,801)

Income (loss) before income tax	773,558	(620,259)	1,961,122	(1,841,756)

Income tax (expense)/benefits	(236,473)	(92,105)	(695,955)	119,361

Net income (loss)	537,085	(712,364)	1,265,167	(1,722,395)

Accretion of preferred stock	(1,786,880)	-	(3,413,259)	-

Net loss attributable to common stockholders	(1,249,795)	(712,364)	(2,148,092)	(1,722,395)

Other comprehensive income
Foreign currency translation adjustment	389,026	479,146	960,232	588,402

Comprehensive loss attributable to common stockholders	$(860,769)	$(233,218)	$(1,187,860)	$(1,133,993)

Loss per share of common stock
- Basic	$(0.05)	$(0.03)	$(0.08)	$(0.07)
- Diluted	$(0.05)	$(0.03)	$(0.08)	$(0.07)

Weighted average shares of common stock outstanding
- Basic	26,454,558	26,436,881	26,454,558	26,423,362
- Diluted	26,454,558	26,436,881	26,454,558	26,423,362

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	March 31
	2011	2011
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$16,070,756	$13,360,392
Restricted cash	408,090	1,412,404
Accounts receivable, net of allowances of $92,354 and $72,036	6,655,828	4,776,780
Other receivable, net of allowances of $40,512 and $43,230	785,404	574,383
Inventories	3,541,122	3,885,481
Prepaid expenses	171,801	309,894
Land use rights - current portion	20,147	19,611
Advances	899,960	900,033
Deferred tax asset	-	374,124
Deferred financing cost	467,461	159,496
Total current assets	29,020,569	25,772,598

Property, plant and equipment, net	9,083,419	8,063,507
Livestock, net	514,238	563,402
Goodwill	297,564	289,643
Land use rights	948,580	942,939
Deposits on property, plant and equipment	19,675,801	19,063,439
Deferred tax asset	47,527	31,225
Deferred financing cost	499,340	867,552

Total assets	$60,087,038	$55,594,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loans	$12,790,680	$10,654,328
Accounts payable	1,884,906	884,407
Other payable, bills payable and accrued expenses	2,732,333	3,172,782
Advance from customers	65,634	90,232
Income and other tax payable	1,253,464	1,214,494
Registration penalties and make good provision– current portion	575,613	-
Long term loans - current portion	-	17,697

Total current liabilities	19,302,630	16,033,940

Long-term liabilities:
Due to shareholders	5,546,828	5,450,233
Derivative liabilities	539,659	1,776,400
Convertible notes, net of discount of $3,325,695 and $3,858,839	5,594,305	5,061,161
Registration penalties and make good provision	-	473,283

	11,680,792	12,761,077

Total liabilities	30,983,422	28,795,017

Commitments and contingencies (Note 18)	-	-

PREFERRED STOCK, par value $0.001, 10,000,000 shares authorized, Series A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus internal rate of return of 25% from date of issuance to date of redemption, 1,530,612 shares issued and outstanding	19,158,424	15,745,165

STOCKHOLDERS' EQUITY

Common stock, par value $0.001, 100,000,000 shares authorized, 26,454,558 shares issued and outstanding, respectively	26,454	26,454
Additional paid-in capital	5,919,219	5,840,290
Statutory surplus reserve fund	1,142,397	1,142,397
Retained earning	381,509	2,529,601
Accumulated other comprehensive income	2,475,613	1,515,381

Total stockholders’ equity	9,945,192	11,054,123

Total liabilities and stockholders' equity	$60,087,038	$55,594,305

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
	September 30,
	2011	2010

Cash flow from operating activities
Net income (loss)	$1,265,167	$(1,722,395)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of livestock	526,307	317,040
Amortization of land use rights	20,018	7,893
Amortization of deferred financing costs	60,247	56,491
Allowance of bad debts	13,652	45,137
Employee stock-based compensation	78,929	696,478
Sales return allowance	-	(45,520)
Change in fair value of derivative liabilities	(1,236,741)	136,887
Accretion of debt discount	533,144	13,342

(Increase) decrease in operating assets:
Restricted cash	-	(17,336)
Accounts receivable	(1,732,017)	(3,275,779)
Other receivable	(194,429)	(142,864)
Inventories	450,311	(1,314,873)
Prepaid expenses	142,424	7,020
Advances	20,126	950,192
Deferred tax asset and current assets	365,021	(380,380)

Increase (decrease) in operating liability:
Accounts payable	949,892	1,071,662
Advance from customers	(27,443)	(16,118)
Income and other tax payable	3,789	7,636
Other payable, bills payable and accrued expenses	(1,023,771)	227,790
Registration penalties and make good provision payable	102,330	-
Net cash provided by (used in) operating activities	316,956	(3,377,697)

Cash flows from investing activities
Purchase of property, plant and equipment	(754,159)	(242,986)
Deposit for construction of factory and warehouse	(59,973)	-
Deposit for purchase of machinery and equipment	(10,782)	(530,026)
Proceeds from sale of livestock	18,433	53,363

Net cash used in investing activities	(806,481)	(719,649)

Cash flows from financing activities
Proceeds from short term loans	8,066,994	8,865,013
Repayment of short term loans	(6,245,570)	(9,608,176)
Repayment of long term loans	-	(20,500)
Net proceeds from issuance of Series A preferred stock	-	8,031,819
Change in restricted cash	1,021,445	(408,090)
Due (from) to shareholders	-	(5,609)
Net cash provided by financing activities	2,842,869	6,854,457

Effect of exchange rate changes in cash	357,020	68,762

Net increase (decrease) in cash and cash equivalents	2,710,364	2,825,873

Cash and cash equivalents, beginning of period	13,360,392	4,727,677

Cash and cash equivalents, end of period	$16,070,756	$7,553,550

Supplemental disclosure of cash flow information

Cash paid during the period

Interest paid	$923,768	$321,433

Income tax paid	$424,892	$221,187

Supplemental disclosure of non-cash financing and investing activities:

Accretion of preferred stock	$3,413,259	$-

Acquisition of property, plant and equipment in other payable	$572,686	$-

Non-cash exercise of warrants into common stock	$-	$63

Deposits transferred to property, plant and equipment	$4,267	$-

Fair value of placement agent warrants in deferred cost financing	$-	$231,929

CONTACT:
Yayi International Inc.
Ms. Veronica Chen, Chief Financial Officer
+86-22-2798 4169
veronica.chen@milkgoat.com.cn
or
Investor Relations:
+1-646-328-0705
IR@milkgoat.com.cn